                               Cedar Bay Company
                        Triangle Center Associates, L.P.
                          The Point Associates, L.P.
                                  (unaudited)


                                                     Years Ended December 31,           Proforma
                                           -----------------------------------------    --------
                                              1995            1996          1997          1997

Combined Statements of Operations

Total Revenues                            $ 3,682,711    $ 4,181,179     $4,193,648    $4,347,189

Net Income (Loss)                         $  (270,738)   $   220,705     $   68,714    $ (773,095)


                                              December 31, 1997
                                           -------------------------
                                           Historical      ProForma
                                           ----------      ---------

Combined Balance Sheets

Total Assets                              $27,254,807    $33,365,008

Total Indebtedness                        $13,020,418    $20,150,000
Total Other Liabilities                       431,669        335,836
Total Liabilities                         $13,452,087    $20,485,836

Total Partners' Capital                   $13,802,720    $12,879,172

Total Liabilities and Partners'
  Capital                                 $27,254,807    $33,365,008

The proforma financial statements are
intended to reflect projected, but
presently uncommitted re-financing of the two shopping center properties in the amount of $20 million of a period of 10 years at an 8% interest rate with amortization on a 25 year schedule, as well as financing of the stock purchased pursuant to the Tender Offer in an aggregate amount of $6 million at an interest rate of 13% without amortization on a 2 year loan.


                            COMBINED BALANCE SHEETS
                                 (unaudited)

                                                                         December 31,
                                                                ----------------------------
                                                                    1997            1996
                                                                -----------      -----------
Assets
Rental property - at cost
     Land                                                       $ 5,067,973      $ 5,067,973
     Building, improvements and equipment (net of
     accumulated depreciation of $4,641,879 and $3,821,049
     respectively)                                               18,528,467       17,624,877
                                                                -----------      -----------
Net rental property                                              23,596,440       22,692,850

Deposit Cedar Income Fund, LTD. (Note 1)                            750,000

Cash                                                                198,269          687,792
Real estate tax escrow                                              128,287          114,786
Restricted cash (Note 4)                                            513,545          501,827
Rents receivable                                                    139,887          270,491
Deferred rents receivable                                           248,963          274,060
Prepaid expenses                                                    180,923          166,240
Deferred costs (net of accumulated amortization
of $ 1,050,576 and $777,132  respectively) (Note 3)               1,498,493        1,355,491
                                                                -----------      -----------
Total assets                                                    $27,254,807      $26,063,537
                                                                ===========      ===========

Liabilities and partners' capital
Liabilities:
Mortgages payable (Note 4)                                      $13,020,418      $11,349,855
Accrued interest                                                    143,499           95,225
Accounts payable and accrued expenses                               166,413          207,872
Advance from affiliate                                               90,000
Tenants' security deposits                                           31,757           76,579
                                                                -----------      -----------
Total liabilities                                                13,452,087       11,729,531

Commitments and contingencies (Notes 1,2,4,5,6,7 and 8 )

Partners' capital                                                13,802,720       14,334,006
                                                                -----------      -----------
 Total liabilities and partners' capital                        $27,254,807      $26,063,537
                                                                ===========      ===========


See accompanying notes

                       COMBINED STATEMENT OF OPERATIONS
                                 (unaudited)

                                                         Year Ended December 31,
                                            --------------------------------------------
                                                1997            1996             1995
                                            -----------      -----------      ----------
         Revenues
            Rent
                 Base                       $ 2,772,383      $ 2,514,916      $ 2,485,368
                 Percentage rents                94,381          239,506          166,398
                 Tenant reimbursements        1,273,105        1,384,028          929,195
            Other                                53,779           42,729          101,750
                                            -----------      -----------      -----------
         Total revenues                       4,193,648        4,181,179        3,682,711

         Expenses:
            Payroll and related costs           222,568          217,394          208,181
            Real estate taxes                   398,098          395,084          422,435
            Utilities                           596,487          596,443          606,109
            Insurance                            55,206           53,486           54,730
            Repairs and maintenance             203,723          262,607          213,514
            Renting                             211,045          196,457          205,339
            Administrative                      416,784          397,461          401,318
            Interest                          1,137,794        1,023,020        1,051,044
            Depreciation                        820,830          718,366          731,782
            Amortization                         62,399          100,156           58,997

                                            -----------      -----------      -----------
         Total expenses                       4,124,934        3,960,474        3,953,449


                                            -----------      -----------      -----------
         Net income (loss)                  $    68,714      $   220,705      $  (270,738)
                                            ===========      ===========      ===========

See accompanying notes

                      COMBINED STATEMENTS OF CASH FLOWS
                                 (unaudited)

                                                                          Years Ended December 31,
                                                             ------------------------------------------------
                                                                  1997              1996                1995
                                                             ---------------    --------------     ----------

Operating activities
Net income (loss)                                             $    68,718       $   220,705       $  (270,738)
Adjustments to reconcile net income to net cash provided
by operating activities:
      Depreciation and amortization                               883,229           818,522           780,779
     Amortization of deferred leasing costs                       211,045           196,457           205,339
     (Increase) decrease in restricted cash                       (11,718)           17,709            60,464
     Increase in rents receivable                                 110,879            45,268            51,822
     Decrease (increase) in prepaid expenses                      (27,644)           81,488           (94,164)
     Increase (decrease) in accounts payable and accrued          (41,103)          (39,154)         (166,085)
     expenses
     Increase in accrued interest                                 138,274            26,464            (8,681)
                                                              -----------       -----------       -----------
Net cash provided by operating activities                       1,331,680         1,367,459           558,736

Investing activities
Rental property additions                                      (1,725,317)         (443,800)         (134,504)
Deferred Leasing                                                 (416,446)          (64,572)         (115,555)
Deposit - Cedar Income Fund, Ltd.                                (750,000)             --                --
                                                              -----------       -----------       -----------
Net cash used in investing activities                          (2,891,763)         (508,372)         (250,059)


Financing activities
Proceeds from borrowings                                        1,953,815         1,296,856           249,856
Scheduled mortgage principal payments                            (283,252)         (891,604)         (232,368)
Deferred mortgage costs                                              --            (115,421)             --
Partners' contributions                                              --                --              93,813
Partners' distributions                                          (600,000)         (820,000)         (154,608)
                                                              -----------       -----------       -----------
Net cash provided by (used in) financing activities             1,070,563          (530,169)          (43,307)

Increase (decrease) in cash                                      (489,520)          328,918           265,370
Cash - beginning of year                                          687,789           358,871            93,501
                                                              -----------       -----------       -----------
Cash - end of year                                                198,269           687,789           358,871
                                                              ===========       ===========       ===========

Supplemental disclosure of cash flow information -
Cash paid during the year for interest                        $ 1,127,419       $   999,104       $ 1,037,594
                                                              ===========       ===========       ===========

See accompanying notes

                               Cedar Bay Company
                       Triangle Center Associates, L.P.
                          The Point Associates, L.P.

                   Combined Statements of Partners' Capital

                                  (Unaudited)


         Balance at December 31, 1994                         $ 15,264,834
         Distributions                                            (184,608)
         Contributions                                             123,813
         Net (loss) for the year ended December 31, 1995          (270,738)
                                                              ------------

         Balance at December 31, 1995                           14,933,301
         Distributions                                            (820,000)
         Net income for the year ended December 31, 1996           220,705
                                                              ------------

         Balance at December 31,1996                            14,334,006
         Distributions                                            (600,000)
         Net income for the year ended December 31, 1997            68,714
                                                              ------------

         Balance at December 30, 1997                         $ 13,802,720
                                                              ============

See accompanying notes

                               Cedar Bay Company
                          The Point Associates, L.P.
                       Triangle Center Associates, L.P.

                    Notes to Combined Financial Statements
                                  (Unaudited)

                               December 31, 1997

1.       Proposed Transaction, Organization and Nature of Business

Proposed Transaction

Cedar Bay Company, a New York General Partnership ("Cedar Bay"), was organized in December 1997 by its two partners Triangle Center Associates, L.P. ("Triangle Center") and The Point Associates, L.P. ("The Point") to acquire the stock of Cedar Income Fund, LTD ("Cedar Income"), a real estate investment trust whose shares are traded on the NASDAQ, through a tender offer. Cedar Bay has advanced a $750,000 deposit to Cedar Income in connection with the transaction.

Organization and Nature of Business

On December 23, 1988, Triangle Center acquired and began operating a community shopping center in Lancaster, Pennsylvania. The Property presently has approximately 223,000 square feet of leasable retail space. In addition, this property contains, as one or more separate tax lots, approximately 8 acres of unimproved land zoned for residential development.

On December 23, 1988, The Point acquired and began operating a regional shopping center in Lower Paxton Township, Dauphin County, Pennsylvania. The shopping center has approximately 268,000 square feet of leasable retail space and 28,000 square feet of office space.

Partner Allocations and Distributions

Pursuant to the Triangle Center partnership agreement, net profits or losses are allocated among the partners, Buttzville Corp. ("Buttzville") and Leo S. Ullman ("Ullman"), in proportion to the Sharing Ratio (as defined). Distributions of cash are allocated to partners pro rata in accordance with the Sharing Ratio.

The Point partnership agreement provides for the distribution of Cash Flow and Proceeds of Capital Transactions, as defined therein, to the partners. Cash Flow is to be distributed in the following priority: (i) to pay a cumulative 9% per annum return (compounded annually) on net cash contribution (as defined) to Selbridge Corporation N.V. ("Selbridge") and the Class A Limited Partner, Mr. Ullman and (ii) to the partners in

                               Cedar Bay Company
                          The Point Associates, L.P.
                       Triangle Center Associates, L.P.

                    Notes to Combined Financial Statements
                                  (Unaudited)

                               December 31, 1997




1.       Proposed Transaction, Organization and Nature of Business (continued)

proportion to their respective percentage interest. There are other provisions for the distribution of Proceeds of Capital Transactions, as defined.

2.       Summary of Significant Accounting Policies

Principles of Combination

The accompanying combined financial statements are prepared on a combined basis as a result of the ownership of Cedar Bay by Triangle Center and The Point and the ownership of the latter partnerships by Mr. Ullman and by Selbridge and Buttzville which are ultimately owned by the same entity. All significant intercompany transactions and balances have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate

Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flow estimated to be generated by those assets are less than the assets' carrying amount SFAS No. 121 also addresses the accounting for long-lived assets that are expected to disposed of. Through December 31, 1997 no indicators of impairment were present and no impairment losses have been recorded.

                               Cedar Bay Company
                          The Point Associates, L.P.
                       Triangle Center Associates, L.P.

                    Notes to Combined Financial Statements
                                  (Unaudited)

                               December 31, 1997


2.       Summary of Significant Accounting Policies (continued)

Depreciation of Real Estate Properties

Depreciation and amortization is computed on the straight-line method as follows:

         Category                              Term
------------------------------------------------------------------------------
         Building                              40 years
         Building improvements                 remaining life of the building
         Furniture and fixtures                seven years
         Tenant improvements                   remaining life of the lease


Amortization

Deferred financing and leasing costs are amortized as follows:


                                   Method                        Life
                                  --------------------------------------------
         Financing costs           Term of related mortgage      3 to 5 years
         Leasing costs             Term of related lease         3 to 10 years

Deferred financing costs are expensed when the associated debt is refinanced before maturity.

Restricted Cash

Restricted cash consists of security deposits and additional mortgage collateral.

                               Cedar Bay Company
                          The Point Associates, L.P.
                       Triangle Center Associates, L.P.

                        Notes to Combined Balance Sheet
                                  (Unaudited)

                               December 31, 1997

2.       Summary of Significant Accounting Policies (continued)

Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents receivable on the accompanying combined balance sheet. Contractually due but unpaid rents are also included in receivables on the accompanying combined balance sheets.

Income Taxes

The income or loss of the partnerships flow through to the partners, who are responsible for including their share of the entity's income or loss on their respective income tax returns.

Credit Risk

Management of Triangle Center and The Point performs on-going credit evaluation of its tenants and requires certain tenants to provide security deposits. As of December 31, 1997 three tenants occupy an aggregate of 54% of the property owned by The Point and four tenants occupy an aggregate of 76% of the property owned by Triangle Center.

3.       Deferred Costs

Deferred costs and accumulated amortization as of December 31, 1997 and 1996 are as follows:


                                 1997                         1996
                       -------------------------     -------------------------
                        Deferred      Accumulated     Deferred      Accumulated
                         Costs       Amortization       Costs      Amortization
                       ----------     ----------     ----------     ----------
Financing costs        $  348,660     $  203,403     $  348,660     $  141,004
Cedar Income
(transaction cost)         90,000
Leasing costs           2,110,409        847,173      1,783,963        636,128
                       ----------     ----------     ----------     ----------
                       $2,549,069     $1,050,576     $2,132,623     $  777,132
                       ==========     ==========     ==========     ==========

                               Cedar Bay Company
                          The Point Associates, L.P.
                       Triangle Center Associates, L.P.

                    Notes to Combined Financial Statements
                                  (Unaudited)

                               December 31, 1997

4.       Mortgage Notes Payable

The mortgage notes payable are collateralized by the respective properties, assignments of rents and leases and $513,545 of restricted cash of Triangle Center as of December 31, 1997 and 1996 are summarized as follows:

                                                                               Mortgage       Accrued     Mortgage       Accrued
Property/Partnership       Mortgage Notes                                       Payable       Interest     Payable       Interest
----------------------------------------------------------------------------------------------------------------------------------
                                                                                   1997         1997         1996           1996
----------------------------------------------------------------------------------------------------------------------------------
The Point Center, Retail   First Mortgage interest of
                           prime plus 1% (9.5% at December 31, 1997) monthly
                           payments of principle and interest based upon a 20
                           year amortization schedule, matures June 30, 1999    $ 4,635,076  $    37,929  $ 4,758,193  $    37,900
----------------------------------------------------------------------------------------------------------------------------------
The Point Center, Retail   Second Mortgage, interest at 10%,
                           due no later than November 30, 1998                      750,000        5,833
----------------------------------------------------------------------------------------------------------------------------------
Triangle Center,
Retail Center              First Mortgage, interest 1.25% in excess of
                           Farmers First Bank ("Farmers") First Market Loan
                           rate not to exceed 9.25% (9.25% of December 31,
                           1997) amortized based upon a 216 month
                           amortization term due June 30, 2002                    4,991,157       39,222    5,151,292       40,363
----------------------------------------------------------------------------------------------------------------------------------
Triangle Center,
Retail Center              Second Mortgage construction loan
                           not to exceed $3,262,590 for tenant
                           improvements of which $1,778,405
                           remains available to be drawn at
                           December 31, 1997, interest at 1%
                           over Farmers note rate not to exceed
                           9.25% (9.25% effective rate at December
                            31, 1997) repayable from monthly operating
                           income, due on June 30, 2002                           2,494,185         --      1,290,370        8,216
----------------------------------------------------------------------------------------------------------------------------------
Triangle Center
(unimproved  residential
land)                      First Mortgage, interest of 7.78%,
                           matured on June 17, 1995, owed to
                           an assignee of the Resolution Trust
                           Corporation which has commenced
                           foreclosure proceedings                                  150,000      *60,515      150,000      *46,645
                                                                                -----------  -----------  -----------  -----------

* includes  penalties                                                           $13,020,418  $   143,499  $11,349,855  $   133,124
                                                                                ===========  ===========  ===========  ===========

                               Cedar Bay Company
                          The Point Associates, L.P.
                       Triangle Center Associates, L.P.

                    Notes to Combined Financial Statements
                                  (Unaudited)

                               December 31, 1997



4.       Mortgage Notes Payable (Continued)

The Point's first mortgage loan agreement contains certain covenants, including maintenance of a minimum debt service coverage ratio and a minimum property occupancy level.

The second mortgage loan of The Point was obtained in December 1997 to fund the deposit required for the Cedar Income tender offer (Note 1). It is expected to be repaid from the financing proceeds of the tender offer. The lender has been granted an option to purchase shares of Cedar Income from Cedar Bay equal to the tender offer price based upon the loan amount and accrued interest. The lender will also be granted an option to purchase 20,000 shares from Cedar Bay for the tender offer price, for up to one year from issuance. Mr. Ullman has provided a limited guaranty of the loan.

Aggregate mandatory repayments of debt as of December 31,1997 are as follows:

                      1998                          $ 1,206,784
                      1999                            4,759,747
                      2000                              268,378
                      2001                              294,283
                      2002                            6,491,226
                                                    -----------
                                                    $13,020,418
                                                    ===========

                               Cedar Bay Company
                          The Point Associates, L.P.
                       Triangle Center Associates, L.P.

                    Notes to Combined Financial Statements
                                  (Unaudited)

                               December 31, 1997

5.       Leases

Rental income is derived from the leasing of space to retail and office tenants. All leases are accounted for as operating leases. The leases are for fixed terms of varying length. Leases generally provide for minimum rental plus percentage rentals based on the tenant sales volume and also require each tenant to pay its portion of increases, real estate taxes, common area expenses and utility expense.

Minimum future rental income under noncancelable operating leases, excluding any amount due as percentage rents and amounts that would be due from new leases or the exercise of renewal options under existing leases, as of December 31, 1997 is as follows:

                   1998                           $ 2,257,513
                   1999                             2,398,789
                   2000                             2,090,796
                   2001                             1,829,715
                   2002                             1,773,257
                   Thereafter                       9,352,729
                                                  -----------
                                                  $19,702,799
                                                  ===========

6.       Transactions With Related Parties

The are several business relationships with related parties, entities partially or entirely owned by Leo S. Ullman, which involve management, leasing, financing and construction management fees for the partners. Transactions include the following:

                                                Year ended December
                                          ----------------------------------
                                            1997         1996         1995
                                          --------     --------     --------
         Management fees                  $128,823     $130,999     $100,579
         Leasing commissions               250,818      101,590       32,185
         Construction management fees       51,856       17,192       72,046
         Legal                              32,026       10,162       25,201
         Financing fees                                  30,000
                                          --------     --------     --------
                                          $463,523     $289,943     $230,011
                                          ========     ========     ========

                               Cedar Bay Company
                          The Point Associates, L.P.
                       Triangle Center Associates, L.P.

                    Notes to Combined Financial Statements
                                  (Unaudited)

                               December 31, 1997


6.       Transactions With Related Parties (continued)

Due to related parties represents amounts due to Brentway Management LLC, Acadia Management (prior management company) and SKR Management Corp. (advances for transaction costs).

7.       Contingencies

Triangle Center and The Point are parties to a variety of legal proceedings arising in the ordinary course of business. Management believes that substantially all of the these liabilities are covered by insurance. All of these matters, taken together, are not expected to have a material adverse impact on the combined partnerships' financial position.

8.       Environmental Matters

Management believes that the properties are in compliance in all material respects with applicable federal, state and local ordinances and regulations regarding environmental issues. Management is not aware of any environmental liability that it believes would have a material adverse impact on the partnerships' combined financial position. Management is unaware of any instances in which it would incur significant environmental cost if any of the properties were sold.

9.       Fair Value of Financial Instruments

The following disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the combined entities could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash equivalents and mortgages payable substantially all of which are of variable interest rate are carried at amounts which reasonably approximate their fair values.

                               Cedar Bay Company
                          The Point Associates, L.P.
                       Triangle Center Associates, L.P.

                    Notes to Combined Financial Statements
                                  (Unaudited)

                               December 31, 1997






9.       Fair Value of Financial Instruments (continued)

Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

                               Cedar Bay Company
                          The Point Associates, L.P.
                       Triangle Center Associates, L.P.

            Schedule III - Real Estate and Accumulated Depreciation

                               December 31, 1997

                                  (unaudited)


  Column A             Column B             Column C                       Column D
------------          ----------    --------------------------    --------------------------
                                                                      Costs Capitalized
                                                                        Subsequent to
                                         Initial Cost                   Acquisition
                                   ---------------------------    --------------------------
                                                  Building and                 Building and
Description          Encumbrance      Land        Improvements       Land      Improvements
---------------      -----------   ----------     ------------    ----------   -------------


Golden Triangle       $7,635,342   $2,326,789     $ 6,173,528                   $2,385,627
Lancaster, PA

The Point              5,385,076    2,741,184      12,462,615                   2,148,576
Harrisburg, PA       -----------   ----------     -----------                   ----------
                     $13,020,418   $5,067,973     $18,636,143                   $4,534,203
                     ===========   ==========     ===========                   ==========


Column A                               Column E                    Column F      Column G      Column H        Column I
------------          --------------------------------------    --------------  -----------   -----------   ---------------
                                 Gross Amount at Which
                             Carried at Close of Period
                      --------------------------------------                                                 Life on Which
                                    Building and                Accumulated      Date of         Date       Depreciation is
Description             Land       Improvements      Total      Depreciation    Construction    Acquired       Computed
---------------      -----------   ----------     -----------    ----------     ----------     -----------    -----------

Golden Triangle       $2,326,789     $ 8,559,155    $10,885,944    $1,134,424          -         12/23/98       Various
Lancaster, PA

The Point              2,741,184      14,611,191     17,352,375     3,507,455          -         12/23/98       Various
Harrisburg, PA       -----------     -----------    -----------    ----------
                      $5,067,973     $23,170,346    $28,238,319    $4,641,879
                     ===========     ===========    ===========    ==========

                               Cedar Bay Company
                          The Point Associates, L.P.
                       Triangle Center Associates, L.P.

      Schedule III - Real Estate and Accumulated Depreciation (Continued)

                                  (Unaudited)

                               December 31, 1997



The changes in real estate for the three years ended December 31, 1997 are as follows:

                                     1997            1996             1995
                                 -----------      -----------      -----------

Balance at beginning of period   $26,513,002      $26,070,102      $25,935,598
Improvements                       1,725,317          443,800          134,504
                                 -----------      -----------      -----------
Balance at end of period         $28,238,319      $26,513,902      $26,070,102
                                 ===========      ===========      ===========


The aggregate cost of land, buildings and improvements for Federal income tax purposes at December 31, 1997 was approximately $28,238,319.

The changes in accumulated depreciation, exclusive of amounts relating to equipment, autos, and furniture and fixtures, for the three years ended December 31, 1997 are as follows:

                                     1997            1996             1995
                                 -----------      -----------      -----------

Balance at beginning             $ 3,821,049      $ 3,102,683      $ 2,370,901
Depreciation for period              820,830          718,366          731,782
                                 -----------      -----------      -----------
Balance at end of period         $ 4,641,879      $ 3,821,049      $ 3,102,683
                                 ===========      ===========      ===========

                               Cedar Bay Company
                        Triangle Center Associates, L.P.
                           The Point Associates, L.P.
                              ProForma Combined
                                Balance Sheet
                           as of December 31, 1997
                                 (Unaudited)

                                                               Combined Entities                          Combined
                                                                 Historical (A)        Adjustments        ProForma
                                                               -----------------       -----------      -----------
Assets
Rental property - at cost
     Land                                                        $ 5,067,973                            $ 5,067,973
     Building, improvements and equipment (net of
     accumulated depreciation )                                   18,528,467                             18,528,467
                                                                 -----------                            -----------
     Net rental property                                          23,596,440                             23,596,440
Deposit Cedar Income Fund, LTD.                                      750,000 (D)       $  (750,000)
Investment in Cedar Income Fund, Ltd.                                        (D)        11,788,413        5,281,502
                                                                             (E)           215,000
                                                                             (F)        (6,721,911)

Cash                                                                 198,269 (B)        14,206,509        2,025,770
                                                                             (D)       (11,884,246)
                                                                             (E)        (1,216,673)
                                                                             (F)           721,911
Real estate tax escrow                                               128,287                                128,287
Restricted cash                                                      513,545 (B)          (513,545)
Rents receivable                                                     139,887                                139,887
Deferred rents receivable                                            248,963                                248,963
Prepaid expenses                                                     180,923                                180,923
Deferred costs                                                     1,498,493 (C)          (145,257)       1,763,236
                                                                             (E)         1,001,673
                                                                 -----------                            -----------
Total assets                                                     $27,254,807 (G)          (591,673)     $33,365,008
                                                                 ===========                            ===========
Liabilities and partners' capital
Liabilities:
Mortgages payable                                                $13,020,418 (B)       (12,120,418)      20,150,000
                                                                             (B)        26,000,000
                                                                             (D)          (750,000)
                                                                             (F)        (6,000,000)
Accrued interest                                                     143,499 (D)            (5,833)         137,666
Accounts payable and accrued expenses                                166,413                                166,413
Due to affiliate                                                      90,000 (D)           (90,000)
Tenants' security deposits                                            31,757                                 31,757
                                                                 -----------                            -----------
Total liabilities                                                 13,452,087                             20,485,836


Partners' capital                                                 13,802,720 (B)          (186,618)      12,879,172
                                                                             (C)          (145,257)
                                                                             (G)          (591,673)
                                                                 -----------                            -----------
 Total liabilities and partners' capital                         $27,254,807                            $33,365,008

See accompanying notes

                              Cedar Bay Company
                       Triangle Center Associates, L.P.
                          The Point Associates, L.P.
                                   ProForma
                      Combined Statements of Operations
                                 (Unaudited)


                                                           Combined Entities                              Combined
                                                             Historical (H)          Adjustments          ProForma
                                                          ---------------------     ---------------    ---------------

Revenues
      Rent
          Base                                                  $2,772,383                             $2,772,383
          Percentage rents                                          94,381                                 94,381
         Tenant reimbursements                                   1,273,105                              1,273,105
   Equity in earnings of Cedar Income Fund, LTD.                            (N)        153,541            153,541
   Other                                                            53,779                                 53,779
                                                                ----------                             ----------
Total revenues                                                   4,193,648                              4,347,189

Expenses:
   Payroll and related costs                                       222,568                                222,568
   Real estate taxes                                               398,098                                398,098
   Utilities                                                       596,487                                579,487
   Insurance                                                        55,206                                 55,206
   Repairs and maintenance                                         203,723                                203,723
   Administrative                                                  416,784                                416,784
   Interest                                                      1,137,794  (H)     (1,123,924)         1,553,870
                                                                            (K)      2,320,000
                                                                            (M)       (780,000)
                                                                ----------                             ----------
                                                                 3,010,660                              3,446,736
                                                                ----------                             ----------
Income before Depreciation and Amortization
                                                                 1,162,988                                900,453
                                                                ----------                             ----------
Depreciation and Amortization
   Depreciation                                                    820,830                                820,830
   Renting (amortization of tenant improvements)                   211,045                                211,045
   Amortization of financing costs                                  62,399  (J)        (62,399)           641,673
                                                                            (K)        345,836
                                                                            (M)        295,837
                                                                ----------                             ----------
                                                                 1,094,274                              1,673,548
                                                                ----------                             ----------
                                                                $   68,714                             ($ 773,095)
Net income (loss)                                               ----------                             ----------

See accompanying notes

                               Cedar Bay Company
                       Triangle Center Associates, L.P.
                          The Point Associates, L.P.

                               Notes to ProForma
                        Combined Financial Information
                               December 31, 1997
                                  (Unaudited)

Adjustments to the ProForma Combined Balance Sheet as of December 31, 1997

A. To reflect the combined partnerships historical combined balance sheet as of December 31, 1997.

B. To reflect financing proceeds for acquisition of 75% Cedar Income Fund LTD ("Cedar Income") stock, acquisition and financing transaction costs, pay off existing mortgages and related repayment penalties, utilization of existing mortgage cash collateral, and excess financing proceeds for tenant improvements at the property owned by the Point. (It is assumed that only 75% of Cedar Income shares are tendered by existing stockholders in connection with the tender offer).

         It is assumed that the significant terms of the financing packages are as follows:

         Collateralized By            Amount         Interest Rate      Due Date
         -----------------            ------         -------------      --------

         Shopping Centers          *20,000,000             8%             2008
         of the Partnerships

         Cedar Income Stock          6,000,000            13%             2000

         *25 year amortization

C. To write off existing unamortized financing expense on mortgages paid off.

D. To reflect acquisition of 75% of Cedar Income stock and repayment of deposit loan, related accrued interest and advances from affiliate.

E. To record transaction costs of the acquisition of Cedar Income and deferred financing costs on new financings.

F. To reflect the aggregate sales of Cedar Income stock to reduce ownership from 75% to 33% of outstanding shares. This is assumed to be necessary to reach certain maximum ownership amounts by Cedar Bay to allow Cedar Income to continue to meet the qualified REIT requirements of the Internal Revenue Code. In addition to reflect the aggregate proceeds utilized to pay off the related outstanding debt collateralized by the Cedar Income stock and to reflect the excess proceeds in cash. The sales prices are assumed to be at the aggregate per share purchase price and transaction costs.

G.       To write off related unamortized deferred debt expense.

Adjustments to ProForma Combined Statement of Operations for the year ended December 31, 1997.

H. To reflect the combined partnerships historical combined statement of operations for the year ended December 31, 1997.

I        To eliminate historical interest expense on debt to be refinanced.

J To eliminate historical amortization of financing expense on debt to be refinanced.

K.       To reflect interest expense on new financings.

L.       To reflect amortization of financing expense on new financings.

M. To write off unamortized financing expense after pay down of debt collateralized by Cedar Income stock, resulting from sales of stock to reduce holdings to 33% and to eliminate interest expense from pay off of related debt.

N. To reflect 33% share of Cedar Income for 1997, less amortization of acquisition basis adjustment

                  Share of net income                         $165,061
                  Amortization of basis adjustment             (11,500)
                                                              --------
                                                              $153,561
                                                              ========